Exhibit 99.3

CONTACT:
Lynx Therapeutics, Inc.	Investor Contact:
Mary L. Schramke	Lippert/Heilshorn & Associates
Acting Chief Executive Officer	Jody Cain (jcain@lhai.com)
510/670-9300	Bruce Voss (bvoss@lhai.com)
310/691-7100

For Immediate Release

Lynx Announces 1-for-2 Reverse Stock Split

Reverse Stock Split to Facilitate Post Business Combination
New NASDAQ SmallCap Market Listing

HAYWARD, Calif. (March 2, 2005) – Lynx Therapeutics, Inc. (Nasdaq: LYNX) today announced that the Company’s board of directors has approved a 1-for-2 reverse split of its common stock, following approval to affect a reverse stock split by stockholders on March 1, 2005 at the Company’s 2004 annual meeting. Lynx Therapeutics’ common stock will begin trading on a post-split basis on March 3, 2005 under the temporary trading symbol ”LYNXD” and will trade under this symbol for approximately 20 trading days.

As a result of the reverse stock split, every two shares of Lynx common stock will be combined into one share of Lynx common stock. The reverse stock split affects all Lynx common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse split. Lynx will pay cash in lieu of fractional shares based on Lynx’s common stock closing price on March 2, 2005. The reverse split will reduce the number of shares of common stock outstanding from approximately 7,530,000 million to approximately 3,765,000 million.

The reverse split was approved by Lynx stockholders in conjunction with approval for the business combination of Lynx with Solexa Limited. In the transaction, Lynx will issue approximately 14,750,000 shares of its common stock in exchange for all of the issued and outstanding Solexa shares and all options to purchase Solexa shares on a post reverse split basis. The business combination transaction with Solexa is expected to occur later this month.

The Lynx board of directors approved the reverse stock split, among other reasons, in order to meet the NASDAQ SmallCap Market initial listing requirement of a $4.00 per share minimum bid price for the 90 trading days preceding the business combination with Solexa. The NASDAQ staff indicated to Lynx that the transaction with Solexa would constitute a “reverse merger” under the NASDAQ Marketplace Rule 4330(f). As a result, Lynx filed an application for initial listing of its shares on the NASDAQ SmallCap Market following consummation of the transaction with Solexa. In order to satisfy the NASDAQ initial listing requirements, including a $4.00 per share price minimum bid price for the 90 trading days preceding the completion of the transaction, Lynx’s board of directors amended Lynx’s certificate of incorporation to affect a reverse stock split.

“In addition to meeting the NASDAQ SmallCap listing requirements in connection with the Solexa transaction, the anticipated benefits of a reverse stock split include improved marketability and liquidity of our common stock,” said Mary L. Schramke, PhD, Lynx’s acting chief executive officer. “We believe that it is desirable at this time to increase Lynx common stock price while we continue to make progress towards achieving our business objectives with our main goal to dramatically lower the cost of whole-genome DNA sequencing.”

About Lynx
Lynx believes that it is a leader in the development and application of novel genomic analysis solutions. By “novel,” Lynx means next generation technology that will take the engagement of thought leaders before broader commercial acceptance can occur. Lynx’s Massively Parallel Sequencing System (MPSS™) consists of proprietary instrumentation and software that are used to analyze millions of DNA molecules in parallel, enabling genome structure characterization at an unprecedented level of resolution. As applied to gene expression analysis, MPSS™ provides comprehensive and quantitative digital information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. For more information, visit Lynx’s Web site at www.lynxgen.com.

This press release contains “forward-looking” statements, including statements related to the continued listing of the Company’s securities on the Nasdaq SmallCap Market. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) on January 24, 2005. Lynx does not undertake any obligation to update forward-looking statements.

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